Exhibit 10.1

** HEAD OF TERMS**

08.14.2017

Via Email:

Re:	Scotland – Angus Development

All:

This Head of Terms sets forth the general, binding terms under and conditions set forth below or such other terms pursuant to which Forbes (“Contributor”) shall contribute all right, title, and interest to the land and all entitlements related to the Property (defined below) to First Capital Real Estate Operating Partnership, LLC (“FCROP”) in exchange for consideration as described below.

Property	Land at Omachie/Shank of Omachie, by Kingennie, by Dundee comprising the development generally known as The Angus and being the land shown outlined red on the attached plan in Exhibit F.

Entitlements	All applications, rights, benefits, and entitlements in relation to the development and/or formation of the 18-hole champion golf course, golf academy, hotel spa and loges, golf clubhouse, 160 residential plots, and associated accesses at Land at Shanks of Omachie, Wellbank. Subject to planning permissions 09/00695/OUT, 13/00086/FULM, 13/00086/MSCM, 15/01045/PPPM and 17/00251/MDPO.

Contributor:	Entities under the control of Mike Forbes (outlined herein)
Contact: +44 7730 003135; mike@omachiefarm.com

(i) Mike Forbes
Omachie Farm, Shank of Omachie, Kingennie, Dundee, DD5 3RD

(ii) The Firm of AGM Forbes
Whitecroft, Drumsturdy Road, Dundee DD5 3RE

(iii) Shank of Omachi Limited
Company number: SC405922
Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9EE

Contributor’s legal:	Turcan Connell, Princes Exchange
1 Earl Grey Street, Edinburgh EH3 9EE
Contact: Niall Stringer 0131 228 8111
Email: niall.stringer@turcanconnell.com

Contributor’s Agent:	Alan Watt
Reference Point Advisory Limited
14 South Trinity Road, Edinburgh EH5 ENR
Email: alan@reference-point.co.uk; +44 7823 773708

Contributee:	First Capital Real Estate Operating Partnership, LLC
Suneet Singal, Chairman, CEO
Contact: 916-213-5272; s@firstcapitalre.com
c/o Ron Cobb; 775-762-2225; r@firstcapitalre.com

Contributee’s Legal:	Downey Brand, LP
Anthony Arostegui, General Counsel
Contact: 916-606-5363, aarostegui@downeybrand.com

Local counsel will be retained at the appropriate time

Contribution Agreement	The Contribution Agreement would be consistent with the terms and conditions contained herein and/or any such other terms and conditions as may be desired by either party. The parties shall in good faith, endeavor to negotiate a mutually acceptable contribution agreement (the “Contribution Agreement”) within 30 days of the agreement of this Head of Terms pursuant to which Contributor contributes the Property to Contributee. The Contribution Agreement shall be subject to approval of the Board of Directors of the general partner for FCROP.

Consideration	In the event that the Contribution Agreement is assigned by FCREOP to FC Global, in consideration for the transfer of the Property, FC Global shall issue to the Contributor shares in FC Global (the “Shares”) in the amount of £14,000,000 based on fair market appraisal, with the deductions for any liens or encumbrances affecting the Property. Contributor shall have the right to redeem the Shares in three tranches as follows. On or after December 31, 2017, Contributor shall have the right to redeem shares at a total value of £4,000,000. On the one year anniversary of the execution, Contributor shall have the option to redeem shares at a total value of £2,500,000, and on the second anniversary of execution, Contributor shall have the option to redeem shares at a total value of £7,500,000. The number of shares redeemable in each tranche will depend on the current value of the shares dated 30 days prior to each issuance.

In the event that the Contribution Agreement is not assigned to FC Global, FCREOP shall issue operating partnership units (“OP Units”) to Contributor, subject to the equivalent rights of redemption pertaining to the Shares.

Good Faith Efforts	Upon Contributee’s approval of its evaluation of the Property during the Due Diligence Period, Contributee shall make good faith efforts to form the new JV entity, attending to all applicable and related legal requirements. The single purpose entity will be formed within Scotland’s jurisdiction. The operating agreement of the JV entity shall outline all key business terms and conditions including but not limited to roles and responsibilities, key development milestones, budgets and pro formas, distribution and profit splits, and all other normal business terms and conditions.

Due Diligence Period:	Contributee’s offer is subject to a due diligence evaluation of the Property and all relevant matters concerning the Property, at Contributee’s expense and to the extent deemed appropriate by Contributee. It is at the Contributee’s sole discretion to approve or disapprove such due diligence during the Due Diligence Period (defined below). If at any time, Contibutee disapproves such due diligence for any reason, there will be no outstanding obligation between parties. The due diligence period (the “Due Diligence Period”) shall expire 60 days after mutual execution of the Contribution Agreement. To the extent in its possession or control, Contributor will deliver to Contributee the items listed on Exhibit A within 3 business days after execution of this Head of Terms. In addition, to the extent in its possession or control, Contributor shall deliver such other documents, materials or information which may be reasonably requested by Contributee within 3 business days thereof.

The attached Due Diligence Schedule outlines the needed items needed in order to execute the Contribution Agreement.

Transaction Costs:	Contributor shall be liable for its own legal fees, costs and expenses, as well and other customary seller charges in connection with the sale of a property. Contributee shall be responsible for its legal fees, title insurance, any transfer taxes and other costs associated with Mike Forbes’ transfer of title and any costs and expenses in connection with the acquisition of the Property and any contemplated debt financing.

Contributor Representations & Warranties:	Contributor shall represent and warrant to Contributee as to the physical, legal, and economic status and condition of the Property, with respect to the veracity of documents and materials delivered to Contributee, third party reports, and with respect to the Contributor’s ability to consummate the transactions contemplated by this Head of Terms.

Closing:	The Transaction shall close within 30 days after the completion of the Due Diligence Period (“Closing”).

The Closing shall be subject to usual or customary closing conditions and requirements (and reasonable periods of time to accomplish the same).

Extension Options	FC Global will have two (2) 30-day extension options if the Due Diligence Schedule is not completed to satisfaction at the time of the anticipated closing date. FC Global will have to give 10 business days’ prior notice and make a payment of £25,000 in order to use each option. Any payment made will be deductible from the consideration in the event that the transaction closes.

Assignment:	Contributee shall have the right to assign its right, title, and interest in and to this Agreement upon written notice to Contributor provided at least two (2) business days prior to the Closing Date; provided that any such assignment shall not relieve the Contributee of its obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that any deliverables required by Contributor hereunder shall reference and/or be addressed to, as applicable, Contributee’s assignee as set forth in such written notice.

Nondisclosure/Confidentiality:	Contributor and Contributee (i) shall keep confidential and will not otherwise disclose the proposed transaction, the terms of this Head of Terms, the terms of the Contribution Agreement, all information discovered in their respective due diligence investigations, or any other document required to be executed in connection with the transaction described herein to any third party, and (ii) will not use any such information in any manner whatsoever, either by oral or written disclosure, without the prior written approval of the other party, unless such disclosure is required to be made under applicable law or to a party’s agent, employee, contractor, consultant, attorney, or other person in relation to the Project necessary to fulfill a party’s due diligence.

No Public Disclosures:	Except as may be provided above or as required by law, neither Party shall make any public disclosure regarding this existence or terms of this Head of Terms, the Transaction prior to closing without the prior written approval of the other Party

Commissions/Fees:	Contributee will be responsible for paying any United States based introduction fees, and Contributor will be responsible for paying any United Kingdom based introduction fees. Contributee and Contributor will agree to hold each other harmless from any other claims for brokerage or advisory fees and commissions associated with this Transaction.

Exclusivity:	Contributee and Contributor agree that neither party shall negotiate with any parties other than Contributee and Contributor, and/or any affiliates thereof, with respect to the contribution of the Property.

Miscellaneous:	This Head of Terms may be executed in counterparts, which may be faxed or emailed, and which, taken together, shall constitute one document and each party may execute Head of Terms by signing such counterpart. This Head of Terms shall be governed by the laws of the State of New York.

*  *  *  *  *  *  *  *

This Head of Terms shall serve as the general basis for negotiation of the Contribution Agreement. It is understood and agreed by both parties that this letter does not purport to include all material or necessary terms to contract for the contribution of the Property. It is also understood and agreed by both parties that this Head of Terms expresses the present binding intention of the parties only, and that a binding contractual obligation exists to execute a definitive, comprehensive Contribution Agreement that has been agreed to by the parties. The parties agree to be bound by the Exclusivity and Nondisclosure/Confidentiality provisions of this Head of Terms.

Sincerely,

/s/ Suneet Singal
Name Suneet Singal
Title: Chairman / CEO

Agreed to and Accepted this 14th day of August, 2017.

Contributor

/s/ Mike Forbes 18.8.2017
Mike Forbes:
On behalf of all entities owning the Property

EXHIBIT A

CONTRIBUTEE’S INITIAL DUE DILIGENCE LIST – SUBJECT TO ADDITIONAL ITEMS BASED ON THE DD INVESTIGATION

Report	Company (Previously Used)	Date of Last Report - To be Updated
Environmental Noise Assessment	Ethos Environmental Ltd	May 2009
Drainage Impact Assessment	W A Fairhurst & Partners	June 2009
Ecological Impact Assessment	Fairhurst	June 2009
Hydrological Assessment	WE Fairhurst & Partners	September 2009
Habitat Migration Plan	Ecos Countryside Services	September 2013
Review of Blast Vibration (Quarry)	Vibrock	January 2014
Noise Impact Assessment (Quarry)	Ethos Environmental Ltd	January 2014
Darren Clarke Contract	Darren Clarke Design	December 2009
Appraisal (Land Residual)	Global Company

EXHIBIT B

CONTRIBUTOR’S INITIAL DUE DILIGENCE LIST

1.	Documents supporting the listing of FCG on the NASDAQ
2.	Details of funding commitments made to subscribe for shares in FCG
3.	Details of the performance of FC real estate development vehicles
4.	Access for the Contributor to take references on FC from previous developers

EXHIBIT C

MAIN TERMS WITHIN THE CONTRIBUTION AGREEMENT

1.	Terms to cure any shortfall where the Contributor does not receive the full Consideration due to adverse movements in either FCG shares or the $/£ exchange rate.
2.	Contributor to have an option to exchange shares for shares in the JV entity
3.	Terms to manage the situation where FCG shares cease to be traded on a recognized stock exchange or enters any insolvency process.

EXHIBIT D

MAIN TERMS WITHIN THE JV AGREEMENT

1.	During the period until the entire Consideration is satisfied in full (“the Settlement Period”) the Contributor will retain a charge over shares of the JV vehicle.
2.	During the Settlement Period the Contributor will have the right to appoint two directors to the Board of the JV vehicle.
3.	During the Settlement Period the Contributor will have the right to receive regular information updates (in a format to be agreed).
4.	During the Settlement Period the Contributor will require to give written consent for any transactions which is (i) significant in size; (ii) not made on an arms-length basis; or (iii) is outside the normal course of business.

5.	Agreement that Mike Forbes has an option to acquire a specified residential plot for his family’s development and occupation [price to be agreed based on the land acquisition value]
6.	Agreement that the JV vehicle will construct two replacement holes for Forbes of Kingennie Golf Course to replace the two existing holes to be included within the Championship Golf Course. [This has a low cost impact as there are savings in adapting rather than building the existing holes – the costs are within Graham Webster’s budget.]
7.	Agreement to schedule work on the golf course development to cause minimal disruption within reason to play on the Forbes of Kingennie Golf Course.
8.	Agreement to schedule work in the development to cause minimal disruption within reason to the operation of the Forbes of Kingennie resort.

EXHIBIT E

TIMELINE OF THE TRANSACTION – SUBJECT TO CHANGE

First Draft of Contribution Agreement	18 August 2017

Final Comments on Contribution Agreement	25 August 2017

Execution of Contribution Agreement	31 August 2017

Commencement of Due Diligence	1 September 2017

Interim Due Diligence Update	29 September 2017

Final Due Diligence Reporting	31 October 2017

Issue of First Draft of Completion Documents:	1 November 2017

Final Comments on Completion Documents	23 November 2017

Signing of Completion Documents	30 November 2017

Longstop date for first share redemption	31 December 2017

Longstop date for discharge of security on Land	31 December 2017

EXHIBIT F

THE LAND COVERED BY THIS AGREEMENT

(MAP ATTACHED BELOW)